                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant/X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / /  Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                    The Children's Place Retail Stores,
                                      Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee previously paid with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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
                                     [LOGO]

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                                ONE DODGE DRIVE
                        WEST CALDWELL, NEW JERSEY 07006

                                                                   June 18, 1999

Dear Stockholder:

    On behalf of the Board of Directors of The Children's Place Retail Stores, Inc., it is my pleasure to invite you to attend the Company's 1999 Annual Meeting of Stockholders. We are pleased to announce that this year's meeting will be held at the Company's new headquarters located at 915 Secaucus Road, Secaucus, New Jersey 07094 on August 3, 1999, at ten o'clock in the morning, local time.

    The business to be transacted at the meeting is set forth in the Notice of Meeting and is more fully described in the accompanying proxy statement.

    It is important that your shares be represented at the meeting, regardless of how many you hold. Whether or not you can be present in person, please fill in, sign, date and return your proxy in the enclosed postage paid envelope as soon as possible. If you do attend the meeting and wish to vote in person, your proxy may be revoked at your request.

    We appreciate your support and look forward to seeing you at the meeting.

                                          Sincerely yours,

         [LOGO]
                                          Ezra Dabah
                                          Chairman of the Board and
                                          Chief Executive Officer

                                     [LOGO]

                    THE CHILDREN'S PLACE RETAIL STORES, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 3, 1999
                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Children's Place Retail Stores, Inc. (the "Company") will be held at 915 Secaucus Road, Secaucus, New Jersey 07094 on August 3, 1999 at 10:00 a.m. for the following purposes:

    1. To elect two Class II Directors to serve for a three-year term and until such directors' successors are duly elected and qualified;

    2. To consider and approve an amendment to the Company's 1997 Stock Option Plan to increase by 1,500,000 the number of shares available for issuance thereunder;

    3. To ratify the selection of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending January 29, 2000; and

    4. To transact such other business as may properly come before the meeting, or any adjournment thereof.

    Stockholders of record at the close of business on June 7, 1999, shall be entitled to notice of, and to vote at, the meeting.

                                          By order of the Board of Directors,

                                                      [LOGO]

                                          Steven Balasiano
                                          Secretary

Dated: West Caldwell, New Jersey
     June 18, 1999

    IMPORTANT: PLEASE FILL IN, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                                ONE DODGE DRIVE
                        WEST CALDWELL, NEW JERSEY 07006

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 3, 1999
                            ------------------------

    The accompanying proxy is solicited by the Board of Directors of The Children's Place Retail Stores, Inc., a Delaware corporation (the "Company" or "The Children's Place"), for use at the Annual Meeting of Stockholders to be held on August 3, 1999, at 10:00 a.m., at 915 Secaucus Road, Secaucus, New Jersey 07094 or any adjournment thereof, at which stockholders of record at the close of business on June 7, 1999, shall be entitled to vote. The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting to Stockholders. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements also may be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Any proxy granted as a result of this solicitation may be revoked at any time before its exercise.

    The Annual Report to Stockholders for the fiscal year ended January 30, 1999 accompanies this Proxy Statement. The date of this Proxy Statement is the approximate date on which this Proxy Statement and form of proxy were first sent or given to stockholders. The Company will furnish without charge (other than a reasonable charge for any exhibit requested) to any stockholder of the Company who so requests in writing, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended January 30, 1999, as filed with the Securities and Exchange Commission. Any such request should be directed to The Children's Place Retail Stores, Inc., One Dodge Drive, West Caldwell, New Jersey 07006, Attention:
Secretary.

    If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the election of the nominees proposed by the Board of Directors, FOR amendment of the 1997 Stock Option Plan to increase by 1,500,000 the number of shares available for issuance thereunder, FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 29, 2000, and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

    Pursuant to the Bylaws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock in the Company (the "Common Stock") outstanding on June 7, 1999, will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. If a quorum is present, (i) a plurality of the votes cast at the Meeting is required for election as a director, and (ii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required for all other matters. On June 7, 1999, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 25,204,543 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the election of the nominees proposed by the Board of Directors, in favor of the amendment to the 1997 Stock Option Plan to increase by 1,500,000 the number of shares issuable thereunder, and in favor of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 29, 2000.

    It is expected that the following business will be considered at the meeting and action taken thereon:

ITEM 1: ELECTION OF DIRECTORS

    The Company's Articles of Incorporation and Bylaws provide for a classified Board of Directors comprised of Classes I, II and III, whose members serve staggered terms. The Class II, Class III and Class I Directors are scheduled to be elected at the Annual Meetings of Stockholders to be held in 1999, 2000 and 2001, respectively, and to serve for a three year term and until their successors are duly elected and qualified. The nominees for Class II Directors are set forth below.

    Unless authorization is withheld, the persons named as proxies will vote FOR the nominees for director listed below unless otherwise specified by the stockholder. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as director, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominees. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as director. The nominees listed below are already serving as directors of the Company.

    The election to the Board of Directors of the nominees identified in this Proxy Statement will require a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

DIRECTORS

    The following table sets forth certain information with respect to the nominees for election as Class II Directors at the Annual Meeting of Stockholders, as well as the continuing directors of the Company:

NAME                                              AGE      POSITION                                        CLASS OF DIRECTOR
--------------------------------------------      ---      --------------------------------------------  ---------------------
Ezra Dabah..................................          45   Chairman of the Board of Directors and Chief               II
                                                           Executive Officer
Stanley B. Silver...........................          60   President, Chief Operating Officer and                    III
                                                           Director
Stanley Silverstein.........................          74   Director                                                    I
John F. Megrue..............................          40   Director                                                   II
David J. Oddi...............................          29   Director                                                    I

NOMINEES FOR ELECTION IN CLASS II

    EZRA DABAH has been Chief Executive Officer since 1991 and Chairman of the Board and a Director since purchasing The Children's Place in 1989 with certain members of his family. Mr. Dabah has more than 25 years of apparel merchandising and buying experience. From 1972 to May 1993, Mr. Dabah was a director and an executive officer of The Gitano Group, Inc. and its affiliates (collectively, "Gitano"), a company of which Mr. Dabah and certain members of his family were principal stockholders and which became a public company in 1988. From 1973 until 1983, Mr. Dabah was in charge of product design, merchandising and procurement for Gitano. In 1983, Mr. Dabah founded and became President of a children's apparel importing and manufacturing division for Gitano which later became an incorporated subsidiary, Eva Joia Incorporated. Mr. Dabah is Stanley Silverstein's son-in-law and a brother-in-law of Nina Miner, an executive officer of the Company.

    JOHN F. MEGRUE has been a Director of The Children's Place since July 1996. Since 1992, Mr. Megrue has been a partner of Saunders Karp & Megrue Partners, L.L.C. (or its predecessor), which serves as the general partner of SKM Partners, L.P., which serves as the general partner of The SK Equity Fund, L.P. and SK Investment Fund, L.P. (collectively, the "SK Funds") and Saunders Karp & Megrue, L.P. ("SKM"). From 1989 to 1992, Mr. Megrue was a Vice President and Principal at Patricof & Co. and prior thereto he served as a Vice President at C.M. Diker Associates. Mr. Megrue also serves as Vice Chairman of the Board and Director of Dollar Tree Stores, Inc. and Chairman of the Board and Director of Hibbett Sporting Goods, Inc.

CONTINUING DIRECTORS

    STANLEY B. SILVER has been President and Chief Operating Officer of the Company since June 1996 and prior to that served as the Company's Executive Vice President and Chief Operating Officer since joining the Company in 1991. Mr. Silver has been a Director of the Company since July 1996. Before joining the Company in 1991, Mr. Silver held various posts at Grand Met PLC and Mothercare PLC in the United Kingdom and The Limited, Inc. in the United States. Mr. Silver has over 25 years of retailing experience in Europe and the United States and currently serves as Chairman of the Retail Council of New York State.

    STANLEY SILVERSTEIN has been a Director of The Children's Place since July 1996. Mr. Silverstein also serves as Chairman of the Board of Directors of Nina Footwear, a company he founded with his brother in 1952. Mr. Silverstein is the father of Nina Miner and Ezra Dabah's father-in-law.

    DAVID J. ODDI has been a Director of The Children's Place since April 1997. Mr. Oddi joined SKM as an Associate in 1994 and is currently a Partner of Saunders Karp & Megrue Partners, L.L.C., which serves as the general partner of SKM Partners, L.P., which serves as the general partner of the SK Funds and SKM. Prior to joining SKM, Mr. Oddi served in the Leveraged Finance Group at Salomon Brothers Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS

    COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has three standing committees: the Compensation Committee, the Stock Option Committee and the Audit Committee. Messrs. Dabah and Megrue serve on the Compensation Committee. The Compensation Committee reviews and sets the compensation of the Company's management and administers the Company's Employee Stock Purchase Plan and Management Incentive Plan. Messrs. Silverstein and Megrue serve on the Stock Option Committee. The Stock Option Committee administers the Company's stock option plans. Messrs. Dabah, Megrue and Oddi serve on the Audit Committee. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal procedures and controls, the audit report and the management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

    MEETINGS OF THE BOARD OF DIRECTORS

    During the fiscal year ended January 30, 1999, there were four meetings of the Board of Directors, one meeting of the Compensation Committee, one meeting of the Stock Option Committee and one meeting of the Audit Committee. Each incumbent Director of the Company attended in excess of 75% of the aggregate of the total number of meetings of the Board of Directors and committees thereof on which such Director served.

    COMPENSATION OF DIRECTORS

    The Company pays each director who is not an officer of the Company or an affiliate of the SK Funds compensation of $15,000 per annum and a fee of $1,000 for each meeting of the Board of Directors that he attends, plus reimbursement of expenses for each such meeting. All directors may be granted awards from time to time pursuant to the Company's stock option plans.

    Information concerning executive officers of the Company who are not also directors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999. Officers serve at the discretion of the Board of Directors and under the terms of any employment agreement which may exist.

LEGAL PROCEEDINGS

    Except as described below, there have been no material administrative, civil or criminal actions against the Company's executive officers or directors during the preceding three years.

    STOCKHOLDER LITIGATION

    On October 16, 1997, Stephen Brosious and Rudy Pallastrone, who allegedly purchased shares of The Children's Place Common Stock in the Company's initial public offering in September 1997 (the "IPO"), filed a lawsuit against The Children's Place, several of the Company's directors and officers, and the underwriters of the IPO (the "Defendants") in the United States District Court for the District of New Jersey (the "Court"). The named plaintiffs purport to maintain a class action on behalf of all persons, other than the Defendants, who purchased the Company's Common Stock issued in connection with the IPO on or about September 19, 1997 through October 13, 1997. The complaint alleges that the Defendants violated federal securities laws by making false or misleading statements and/or omissions in connection with the IPO. The plaintiffs seek monetary damages of an unspecified amount, rescission or rescissory damages and fees and costs. Since October 16, 1997, 15 additional putative class actions making substantially similar allegations and seeking substantially similar relief have been filed against some or all of the Defendants. On or about January 13, 1998, the 16 putative class actions were consolidated in the Court and on February 26, 1998, the plaintiffs served and filed their amended consolidated complaint. On April 16, 1998, the Defendants moved to dismiss the complaint. On September 4, 1998 the Court entered an order granting the motion to dismiss in part and denying it in part. The Court also dismissed the case against the underwriters without prejudice. On October 5, 1998, the plaintiffs filed an amended complaint against all Defendants including the underwriters. The Company filed its answer to the amended complaint on October 26, 1998. The parties have commenced discovery.

    On October 27, 1997, Bulldog Capital Management, L.P., a limited partnership that serves as a general partner for a series of investment funds which allegedly purchased shares of The Children's Place Common Stock issued in connection with the IPO, also filed a lawsuit against The Children's Place and several of its directors and officers in the Superior Court of New Jersey, Essex County Division. The complaint also alleges that by making false or misleading statements and/or omissions in connection with the IPO, The Children's Place and several of its directors and officers violated provisions of federal and state law. The plaintiff seeks monetary damages of an unspecified amount, recission or rescissory damages and fees and costs. This action and the federal action described above have been coordinated for purposes of discovery.

    The Company believes that the allegations made in the complaints described above are untrue and totally without merit and intends to defend them vigorously. The Company does not believe that any ultimate liability arising out of the actions described above will have a material adverse effect on its business; however the Company can give no assurance as to the ultimate resolution of the proceedings or the amount to be paid, if any, in the disposition of the actions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides information at May 24, 1999, with respect to ownership of Common Stock by (i) each beneficial owner of five percent or more of The Children's Place Common Stock known to the Company, (ii) each director of The Children's Place and nominee for director, (iii) each of the Company's five most highly compensated executive officers in fiscal 1998, and (iv) all directors and executive officers as a group. For the purpose of computing the percentage of the shares of Common Stock owned by each person or group listed in this table, any shares not outstanding which are subject to options or warrants exercisable within 60 days after May 24, 1999 have been deemed to be outstanding and owned by such person or group, but have not been deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                                            SHARES
                                                                                         BENEFICIALLY       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                                         OWNED         OF CLASS
-------------------------------------------------------------------------------------  -----------------  -----------
The SK Equity Fund, L.P. (1) (2).....................................................        6,704,053          26.6%
SK Investment Fund, L.P. (1) (2).....................................................        6,704,053          26.6%
John F. Megrue (1) (2) (3)...........................................................        6,706,053          26.6%
Allan W. Karp (1) (2) (4)............................................................        6,706,053          26.6%
Thomas A. Saunders III (1) (2).......................................................        6,704,053          26.6%
David J. Oddi (1) (5)................................................................            3,000             *
Ezra Dabah (6) (7)...................................................................        7,876,494          31.2%
Stanley B. Silver (6) (8)............................................................          674,450           2.7%
Stanley Silverstein (6) (9)..........................................................        5,681,860          22.5%
Clark Hinkley (6) (10)...............................................................           80,000             *
Diane M. Timbanard (6) (10)..........................................................           99,680             *
Nina L. Miner (6) (11)...............................................................          126,020             *
All Directors and Executive Officers as a Group (18 persons) (10)....................       17,113,835          65.7%

------------------------

*   Less than 1%

(1) The address of this person is Two Greenwich Plaza, Suite 100, Greenwich CT 06830.

(2) Includes (i) 6,608,268 shares owned by The SK Equity Fund, L.P., and (ii) 95,785 shares owned by SK Investment Fund, L.P. SKM Partners, L.P. is the general partner of each of the SK Funds. Messrs. Karp, Megrue and Saunders are Partners of Saunders Karp & Megrue, L.L.C., which is the general partner of SKM Partners, L.P., and therefore may be deemed to have beneficial ownership of the shares shown as being owned by the SK Funds. Messrs. Karp, Megrue and Saunders disclaim beneficial ownership of such shares, except to the extent that any of them has a limited partnership interest in SK Investment Fund, L.P.

(3) Includes 2,000 shares purchased by Mr. Megrue.

(4) Includes 2,000 shares purchased by Mr. Karp.

(5) Includes 3,000 shares purchased by Mr. Oddi and does not include shares owned by The SK Equity Fund, L.P. or SK Investment Fund, L.P. Mr. Oddi is a Partner of Saunders Karp & Megrue, L.L.C., which is the general partner of SKM Partners, L.P., which serves as the general partner of the SK Funds and SKM and has a limited partnership interest in SK Investment Fund, L.P.

(6) The address of this person is c/o The Children's Place Retail Stores, Inc., One Dodge Drive, West Caldwell, New Jersey 07006.

(7) Includes (i) 4,934,180 shares held by trusts or custodial accounts for the benefit of Mr. Dabah's children and certain other family members, of which Mr. Dabah or his wife is a trustee or custodian and as to which Mr. Dabah or his wife, as the case may be, has voting control, and as to which shares Mr. Dabah disclaims beneficial ownership, (ii) 37,600 shares held by Mr. Dabah's wife, and (iii) 39,864 shares subject to options exercisable within 60 days after May 24, 1999. Does not include (i) 818,480 shares beneficially owned by Stanley Silverstein, Mr. Dabah's father-in-law, (ii) 118,520 shares issuable upon exercise of outstanding stock options exercisable within 60 days after May 24, 1999, which are beneficially owned by Nina Miner, Mr. Dabah's sister-in-law, (iii) 1,000 shares owned by Ms. Miner and (iv) 6,500 shares owned by Ms. Miner's husband.

(8) Includes 129,200 shares issuable upon exercise of outstanding stock options exercisable within 60 days of May 24, 1999.

(9) Includes 4,863,380 shares held by trusts for the benefit of Mr. Silverstein's children and grandchildren, of which Mr. Silverstein's wife is a trustee, and as to which Mrs. Silverstein has voting control, and as to which shares Mr. Silverstein disclaims beneficial ownership. Does not include (i) 2,864,850 shares beneficially owned by Ezra Dabah, Mr. Silverstein's son-in-law, or 37,600 owned by Mr. Dabah's wife, (ii) 39,864 shares issuable upon exercise of outstanding stock options exercisable within 60 days after May 24, 1999, which are beneficially owned by Mr. Dabah, (iii) 118,520 shares issuable upon exercise of outstanding stock options exercisable within 60 days after May 24, 1999, which are beneficially owned by Nina Miner, Mr. Silverstein's daughter, (iv) 1,000 shares owned by Ms. Miner and (v) 6,500 shares owned by Ms. Miner's husband.

(10) Reflects shares issuable upon exercise of outstanding stock options exercisable within 60 days of May 24, 1999.

(11) Includes 6,500 shares purchased by Ms. Miner's husband, as to which Ms. Miner disclaims beneficial ownership and 118,520 shares issuable upon exercise of outstanding stock options exercisable within 60 days of May 24, 1999.

    As of May 24, 1999, Ezra Dabah and certain members of his family beneficially own 8,820,994 shares of the Company's Common Stock, constituting approximately 34.8% of the outstanding Common Stock. The SK Funds own 6,704,053 shares or approximately 26.6% of the outstanding Common Stock. Pursuant to the Stockholders Agreement described below, Ezra Dabah, the SK Funds and certain other stockholders, who own in the aggregate a majority of the outstanding Common Stock, have agreed to vote for the election of two nominees of the SK Funds and three nominees of Ezra Dabah to the Company's Board of Directors. As a result, the SK Funds and Ezra Dabah are able to control the election of the Company's directors. In addition, if the SK Funds and Mr. Dabah were to vote together, they would be able to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval.

STOCKHOLDERS AGREEMENT

    The Children's Place and certain of its stockholders, who currently own in the aggregate a majority of the Common Stock, are parties to a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement places certain limitations upon the transfer in privately negotiated transactions of shares of Common Stock beneficially owned by Ezra Dabah, Stanley Silver and the SK Funds. In addition, the Stockholders Agreement provides that (i) so long as Ezra Dabah, together with members of his family, beneficially owns shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the stockholders party to the Stockholders Agreement will be obligated to vote all shares as to which they have voting rights in a manner such that the Board of Directors will at all times include three directors nominated by Ezra Dabah and (ii) so long as the SK Funds beneficially own shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the stockholders party to the Stockholders Agreement will be obligated to vote all shares as to which they have voting rights in a manner such that the Board of Directors will at all times include two directors nominated by the SK Funds. Should the number of directors comprising the Board of Directors be increased, nominees for the remaining director positions will be designated by the Board of Directors. Pursuant to the Stockholders Agreement, Ezra Dabah, Stanley Silver and Stanley Silverstein were designated as director nominees by Mr. Dabah and were elected to the Board of Directors, and John Megrue and David Oddi were designated as director nominees by the SK Funds and were elected to the Board of Directors.

    The Stockholders Agreement provides that the Company will not without the affirmative vote of at least one director nominated by the SK Funds engage in specified types of transactions with certain of its affiliates (not including the SK Funds), take action to amend its Bylaws or Certificate of Incorporation or increase or decrease the size of the entire Board of Directors. The Stockholders Agreement also provides that certain specified types of corporate transactions and major corporate actions will require the approval of at least two-thirds of the members of the Board of Directors.

    Under the terms of the Stockholders Agreement, the rights of any party thereunder will terminate at the time that such party's Common Stock constitutes less than 25% of the shares of Common Stock owned by such party on the date of the Stockholders Agreement. All the provisions of the Stockholders Agreement will terminate when no party to the Stockholders Agreement beneficially owns shares representing at least 25% of the outstanding Common Stock owned by such party on the date of the Stockholders Agreement.

EXECUTIVE COMPENSATION

    SUMMARY OF EXECUTIVE COMPENSATION

    The following table summarizes the compensation for fiscal 1998, fiscal 1997 and fiscal 1996 for the Company's Chief Executive Officer and each of its four other most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL          LONG-TERM
                                                          COMPENSATION (1)    COMPENSATION
                                                        --------------------  -----------
                                                                              SECURITIES    ALL OTHER
                                             FISCAL      SALARY      BONUS    UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR         ($)        ($)     OPTIONS (#)      ($)
Ezra Dabah...............................        1998   $ 538,850  $ 551,500           0    $  24,000(6)
  Chairman of the Board and Chief                1997     528,008    120,648      99,660(2)      4,000(7)
  Executive Officer                              1996     490,403    383,604           0          708(7)

Stanley B. Silver........................        1998     361,550    300,000           0       15,755(8)
  President and Chief Operating Officer          1997     350,012     63,980           0       15,035(9)
                                                 1996     325,778    203,934     249,000(3)    133,980(10)

Clark Hinkley............................        1998     406,233    240,000     200,000(3)          0
  Executive Vice President, Merchandising

Diane M. Timbanard.......................        1998     253,075    131,250      25,000(4)      4,000(7)
  Vice President, Design and Product             1997     245,000     27,991           0        4,000(7)
  Development                                    1996     228,846     89,396      99,600(3)        590(7)

Nina L. Miner............................        1998     210,751    112,476      10,000(5)      3,929(7)
  Vice President, Trend Development              1997     206,000     24,477           0        4,000(7)
                                                 1996     191,461     77,957     149,400(3)        456(7)

------------------------

(1) For fiscal 1998 and fiscal 1996, includes bonuses earned in such fiscal year, portions of which were paid in the following fiscal year. For fiscal 1997, bonuses were earned and paid in fiscal 1997. Other annual compensation did not exceed $50,000 or 10% of the total salary and bonus for any of the named executive officers.

(2) Mr. Dabah's options become exercisable at the rate of 20% on or after December 31, 1997 and 20% on or after each of the first, second, third and fourth anniversaries of the date of the grant.

(3) Each of the options granted becomes exercisable at the rate of 20% on or after six months following the date of grant and 20% on or after the first, second, third and fourth anniversaries of the date of grant.

(4) Ms. Timbanard's 1998 option grant becomes exercisable at the rate of 15,000 shares on or after November 1, 1998 with an additional 5,000 shares exercisable on or after June 28, 1999 and the remaining 5,000 shares exercisable on or after June 28, 2000.

(5) Ms. Miner's 1998 option grant becomes exercisable at the rate of 20% on or after September 18, 1999 and 20% on the first, second, third and fourth anniversaries of September 18, 1999.

(6) Reflects the value (i) of insurance premiums of $20,000 paid by the Company with respect to term life insurance for the benefit of Mr. Dabah, and (ii) Company matching contributions of $4,000 under The Children's Place 401(k) Savings and Investment Plan.

(7) Amounts shown consist of the Company's matching contributions under The Children's Place 401(k) Savings and Investment Plan.

(8) Reflects the value of (i) insurance premiums of $11,755 paid by the Company with respect to term life insurance for the benefit of Mr. Silver, and (ii) Company matching contributions of $4,000 under The Children's Place 401(k) Savings and Investment Plan.

(9) Reflects the value of (i) insurance premiums of $11,035 paid by the Company with respect to term life insurance for the benefit of Mr. Silver, and (ii) Company matching contributions of $4,000 under The Children's Place 401(k) Savings and Investment Plan.

(10) Reflects the value of (i) the purchase for $50,000, of shares of Common Stock valued at approximately $173,600 at the time of purchase, pursuant to an exercise of an option, and (ii) insurance premiums of $10,380 paid by the Company with respect to term life insurance for the benefit of Mr. Silver.

    STOCK OPTIONS

    The following table sets forth certain information concerning options granted during fiscal 1998 to Clark Hinkley, Diane Timbanard, and Nina Miner. No options were granted during fiscal 1998 to the other executive officers named in the Summary Compensation Table. To date, of those executive officers named in the Summary Compensation Table, only Nina Miner has exercised options.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                            NUMBER OF                                            ANNUAL RATES OF STOCK
                            SECURITIES                                           PRICE APPRECIATION FOR
                            UNDERLYING  % OF TOTAL                                   OPTION TERM(5)
                             OPTIONS    GRANTED IN     EXERCISE    EXPIRATION   ------------------------
NAME                         GRANTED    FISCAL 1998    PRICE(4)       DATE          5%          10%
Clark Hinkley.............  200,000(1)        21.5%    $    7.31       2/2/08   $919,758.39 $2,330,848.35
Diane Timbanard...........   25,000(2)         2.7%    $    9.75     10/21/08   153,293.07    388,474.72
Nina Miner................   10,000(3)         1.1%    $    9.75     10/21/08    61,317.23    155,389.89

------------------------

(1) Mr. Hinkley's 1998 option grant becomes exercisable at the rate of 20% on or after six months following the date of grant and 20% on or after each of the first, second, third and fourth anniversaries of the date of the grant.

(2) Ms. Timbanard's 1998 option grant becomes exercisable at the rate of 15,000 shares on or after November 1, 1998 with an additional 5,000 shares exercisable on or after June 28, 1999 and the remaining 5,000 shares exercisable on or after June 28, 2000.

(3) Ms. Miner's 1998 option grant becomes exercisable at the rate of 20% on or after September 18, 1999 with an additional 20% exercisable on the first, second, third and fourth anniversaries of September 18, 1999.

(4) The exercise price was fixed at the date of the grant and was equal to the fair market value per share of Common Stock on such date in accordance with the 1997 Plan.

(5) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect the Company's estimates or projections of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment through the option period, and the date on which the options are exercised.

    The following table sets forth certain information with respect to stock options exercised by the named executive officers during fiscal 1998, including the aggregate value of gains on the date of the exercise. In addition, the table sets forth the number of shares covered by stock options as of fiscal year end, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the year-end market price of the shares subject to such option at fiscal year end. None of the named executives hold stock appreciation rights (SARs).

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                               SHARES                   OPTIONS AT 1/31/99           AT 1/31/99(1)
                              ACQUIRED      VALUE    ------------------------  --------------------------
NAME                         ON EXERCISE  REALIZED   EXERCISABLE  UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
Ezra Dabah.................        None      --          39,864       54,796   $ 517,235.40  $ 775,853.10
Stanley B. Silver..........        None      --         149,400       99,600   3,839,281.20  2,559,520.80
Diane M. Timbanard.........        None      --          74,760       49,840   1,815,087.48  1,210,058.32
Nina L. Miner..............       1,000   $24,010.50     88,640       70,760   2,277,870.72  1,747,660.48
Clark Hinkley..............        None      --          80,000      120,000   1,685,000.00  2,527,500.00

------------------------

(1) The market value of the Company's stock at the close of business on January 29, 1999 was $28.375.

EMPLOYMENT AGREEMENTS

    The Children's Place is a party to employment agreements with Ezra Dabah, Stanley Silver and Clark Hinkley.

    EZRA DABAH

    Mr. Dabah's employment agreement (the "Dabah Agreement") provides that he will serve as Chairman and Chief Executive Officer of The Children's Place from June 27, 1996 for successive three year periods, subject to termination in accordance with the termination provisions of the Dabah Agreement. Mr. Dabah's current salary is $575,000 per year, subject to annual review. Mr. Dabah is also entitled to receive a semi-annual bonus in an amount equal to the product of (x) 50% of his semi-annual base salary multiplied by (y) a pre-determined bonus percentage fixed by the Board of Directors for any stated six-month period of not less than 20% nor more than 200%, based on the Company's performance during such six-month period. The Dabah Agreement also provides for certain insurance and other benefits to be maintained and paid by The Children's Place.

    The Dabah Agreement provides that if Mr. Dabah's employment is terminated by The Children's Place without cause or for disability, or by Mr. Dabah for good reason or following a change in control (as each such term is defined in the Dabah Agreement), the Company will be required to pay Mr. Dabah three times his base salary then in effect, which amount will be payable within 30 days following his termination. Mr. Dabah also will be entitled to receive any accrued but unpaid bonus compensation and all outstanding stock options under the Company's stock option plans will immediately vest. If Mr. Dabah's employment is terminated for any of the above reasons, the Company also will be required, with certain exceptions, to continue to maintain life insurance, medical benefits and other benefits for Mr. Dabah for three years. The Dabah Agreement also provides that Mr. Dabah will not, with certain exceptions, engage or be engaged in a competing business for a period of five years following termination of his employment.

    STANLEY B. SILVER

    Mr. Silver's employment agreement (the "Silver Agreement") provides that he will serve as President and Chief Operating Officer of The Children's Place from June 27, 1996, and that such service shall continue unless terminated in accordance with the termination provisions of the Silver Agreement. Mr. Silver's current salary is $400,000 per year, subject to annual review. Mr. Silver also is entitled to receive a semi-annual bonus in an amount equal to the product of
(x) 40% of his semi-annual base salary multiplied by (y) a pre-determined bonus percentage fixed by the Board of Directors for any stated six-month period of not less than 20% nor more than 200%, based on the Company's performance during such six-month period. The Silver Agreement also provides for certain insurance and other benefits to be maintained and paid by The Children's Place.

    The Silver Agreement provides that if Mr. Silver's employment is terminated by The Children's Place without cause (as such term is defined in the Silver Agreement), the Company will be required to pay Mr. Silver an amount equal to his base salary then in effect for two years, which amount is payable in equal monthly installments over a two year period following his termination. Mr. Silver will also be entitled to receive any accrued but unpaid bonus compensation and the Company will be required, with certain exceptions, to continue to maintain life insurance, medical benefits and other benefits for Mr. Silver for two years. If Mr. Silver's employment is terminated without cause following a change in control, all outstanding stock options issued to Mr. Silver under the Company's stock option plans shall immediately vest. The Silver Agreement also provides that Mr. Silver will not, with certain exceptions, engage or be engaged in a competing business for a period of two years following termination of his employment.

    CLARK HINKLEY

    Mr. Hinkley's employment agreement (the "Hinkley Agreement") provides that he will serve as Executive Vice President, Merchandising of The Children's Place from February 2, 1998, and that such service shall continue unless terminated in accordance with the termination provisions of the Hinkley Agreement. Mr. Hinkley's current salary is $430,000 per year, subject to annual review. Mr. Hinkley also is entitled to receive a semi-annual bonus in an amount equal to the product of (x) 30% of his semi-annual base salary multiplied by (y) a pre-determined bonus percentage fixed by the Board of Directors for any stated six-month period of not more than 200%, based on the Company's performance during such six-month period. For the first two years of Mr. Hinkley's employment, Mr. Hinkley is guaranteed 50% of the target bonus payout. The Hinkley Agreement also provides for certain insurance and other benefits to be maintained and paid by The Children's Place.

    The Hinkley Agreement provides that if Mr. Hinkley's employment is terminated by The Children's Place without cause (as such term is defined in the Hinkley Agreement), the Company will be required to pay Mr. Hinkley an amount equal to his base salary then in effect for one year, which amount is payable in equal monthly installments over a one year period following his termination. Mr. Hinkley will also be entitled to receive any accrued but unpaid bonus compensation and the Company will be required, with certain exceptions, to continue to maintain life insurance, medical benefits and other benefits for Mr. Hinkley for one year. The Hinkley Agreement also provides that Mr. Hinkley will not, with certain exceptions, engage or be engaged in a competing business for a period of two years following termination of his employment.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such reports they file.

    Based solely on a review of the copies of such reports furnished to the Company, or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with through February 1, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Members of the Compensation Committee from September 17, 1997 through the end of the fiscal year ended January 30, 1999 were Messrs. Dabah and Megrue. Mr. Dabah is the Chief Executive Officer and Chairman of the Board of Directors of the Company, and has entered into certain related transactions with the Company as disclosed below. Mr. Megrue is a general partner of SKM Partners, L.P., which serves as the general partner of SKM, which has entered into an advisory agreement with the Company, as disclosed below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    SKM FINANCIAL ADVISORY SERVICES

    In 1996, the Company entered into a management agreement with SKM which provides for the payment of an annual fee of $150,000, payable quarterly in advance, in exchange for certain financial advisory services. This management agreement remains in effect until SKM or any of its affiliates' total ownership of the Company's Common Stock is less than 10% on a fully diluted basis. Pursuant to the management agreement, the Company incurred fees and expenses of approximately $93,000, $153,000 and $151,000 during fiscal 1996, fiscal 1997 and fiscal 1998, respectively.

    STOCKHOLDERS AGREEMENT

    The Company's stockholders agreement is described above.

    MERCHANDISE FOR RE-SALE

    During fiscal 1998, the Company purchased approximately $290,000 in bath products from HBA Technologies, LLC. Haim Dabah, Ezra Dabah's brother, is the majority owner of HBA Technologies, LLC.

    During fiscal 1999, the Company placed orders for approximately $60,000 in footwear from Nina Footwear Corporation. Stanley Silverstein, a member of the Company's Board of Directors and Ezra Dabah's father-in-law, owns Nina Footwear Corporation with his brother.

    In the opinion of the Company, the transactions with HBA Technologies, LLC and Nina Footwear Corporation were on terms no less favorable than could have been obtained from an unaffiliated third party.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    COMPENSATION POLICY

    The Company's employee compensation policy in general is to offer a package including a competitive salary, an incentive bonus based upon performance goals, competitive benefits, and an efficient workplace environment. The Company also encourages broad-based employee ownership of the Company's Common Stock through the Employee Stock Purchase Plan and by granting stock options to employees at many levels within the Company.

    The Compensation Committee of the Board of Directors reviews and approves individual officer salaries, bonus plan and financial performance goals. The Compensation Committee also reviews guidelines for compensation and bonus grants for non-officer employees.

    Key personnel of the Company are paid salaries in line with their responsibilities. These salaries are structured to be competitive with salaries paid by a peer group consisting of similar companies in the retail apparel industry. Executives participate in the Company's Management Incentive Program, which offers cash incentives based on the Company's performance. Under the Company's 1996 and 1997 Stock Option Plans, and at the discretion of the Stock Option Committee, the Company also grants executive officers stock options. The Company's performance and return on equity are of vital importance to the executive officers due to these equity holdings and cash incentives. Benefits extended to the executive officers vary by recipient and may include disability and life insurance, and participation in the Company's 401(k) Savings and Investment Plan. Salaries for executive officers are adjusted based on individual job performance and the Company's performance and, in certain cases, changes in the individual's responsibilities.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The Compensation Committee reviews and approves the compensation of Ezra Dabah, the Company's Chief Executive Officer. Pursuant to Mr. Dabah's Employment Agreement and based on the Company's performance in the preceding fiscal year, Mr. Dabah's base salary for the fiscal year ended January 30, 1999 was $538,850, an increase of 2.05% from the prior year. In addition, Mr. Dabah is entitled to receive a bonus based on the Company's earnings. Mr. Dabah's performance bonus for the fiscal year ended January 30, 1999 was $551,500.

    DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers. The Compensation Committee believes that the Company will be able to continue to manage its executive compensation program to preserve federal income tax deductions.

                                          Submitted by the Compensation
                                          Committee
                                          Ezra Dabah               John F.
                                          Megrue

PERFORMANCE GRAPH

    The following graph compares the cumulative stockholder return on the Company's Common Stock with the return on the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. The graph assumes that $100 was invested on the date of the Company's initial public offering, September 18, 1997.

                                 [LOGO]

ITEM 2: AMENDMENT TO 1997 STOCK OPTION PLAN

    The Company's 1997 Stock Option Plan (the "Plan"), authorizes the issuance of an aggregate of up to 1,000,000 shares of Common Stock to employees, officers and directors of the Company. As of January 30, 1999, options for 215,240 shares were available for grant under the Plan.

    In May 1999, the Board of Directors of the Company amended the Plan to increase by 1,500,000 the number of shares of Common Stock authorized for issuance in connection with options to be granted to employees, officers and directors of the Company. The Plan as amended is subject to the approval of the Company's stockholders at the Annual Meeting.

    The following summary of the Plan is qualified in its entirety by the full text of the Plan, a copy of which may be obtained by stockholders of the Company upon request directed to the Secretary of the Company at One Dodge Drive, West Caldwell, New Jersey 07006. For additional information regarding stock options granted to certain officers, see "Executive Compensation" above.

    GENERAL

    The Company's Plan has been maintained by the Company since 1997. Under the Plan, employees, officers and directors of the Company are granted stock options to purchase shares of the Company's Common Stock. Options are granted under the Plan with an exercise price fixed at the time of the grant.

    The purpose of the Plan is to advance the interests of the Company by providing employees, officers and directors of the Company with additional incentive to increase their efforts on the Company's behalf and to remain in and enter into the employ of the Company by granting such individuals incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")) and/or nonqualified stock options (all options granted under the Plan which are not incentive stock options) to purchase shares of the Company's Common Stock. The Company believes that such grants will inspire the continued efforts of its employees, officers and directors and the continuity of their employment or service with the Company.

    ADMINISTRATION OF THE PLAN

    The Plan is administered by a Committee of the Board of Directors (the "Committee"), which currently consists of Stanley Silverstein and John F. Megrue. The Committee has the full power to construe and interpret the Plan, to establish the terms of any options granted thereunder, and to determine the individuals to whom options will be granted under the Plan. In selecting participants and in determining the type and amount of their respective benefits, the Committee may consider such factors as it deems pertinent. The Plan also provides for automatic grants of options to certain non-employee directors, as described below. Currently, there are approximately 300 employees, officers and directors of the Company participating in the Plan.

    SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN

    As proposed to be amended, there would be an aggregate of 1,583,530 shares of the Company's Common Stock available for issuance upon exercise of options to be granted under the Plan in the future, which shares may be authorized and unissued shares. A total of 47,400 shares have already been issued as a result of the exercise of stock options awarded under the Plan. As of May 31, 1999, an aggregate of 869,070 shares of the Company's Common Stock are reserved for issuance upon future exercise of options previously granted under the Plan and an aggregate of 1,222,466 shares of the Company's Common Stock are reserved for issuance upon future exercise of options previously granted under the Company's 1996 Stock Option Plan. The closing price of the Company's Common Stock on the Nasdaq Stock Market on June 14, 1999, was $42.781 per share.

    MAXIMUM GRANT TO ANY ONE INDIVIDUAL

    The Plan provides that any one individual may receive options with respect to no more than 250,000 shares of Company Common Stock in any one year.

    OPTION TERMS

    At the time the Committee grants an option, the Committee may also designate whether such option is to be considered an incentive stock option or a nonqualified stock option, except that incentive stock options can be granted only to employees of the Company or a subsidiary. The Company shall obtain such consideration for the grant of an option as the Committee in its discretion may request. The purchase price per share of the shares purchased upon exercise of the option shall be fixed by the Committee at the time of grant. However, the purchase price per share of the shares purchased upon exercise of an incentive stock option shall not be less than 100% of the fair market value on the date of grant. In addition, no incentive stock option may be granted to any employee who, at the time of the grant, owns shares possessing more than 10% of the total combined voting power or value of all classes of stock of the Company, unless the exercise price under such option is at least 110% of the fair market value of a share on the date the option is granted and the duration of such option is no more than five years.

    Generally, the duration of each option shall be ten years from the date upon which the option is granted.

    Generally, unless the Committee determines otherwise at the time of the grant, 20% of the shares subject to an option may be purchased on or after December 31(st) of the year in which such option is granted and an additional 20% of the shares subject to such option may be purchased on or after each of the first, second, third and fourth anniversaries of the date of grant, but prior to the expiration of the option. However, in no event, other than the holder's death, may an option be exercised during the six-month period commencing on the date of the grant.

    The Plan also provides for automatic grants of nonqualified stock options to eligible directors (defined as directors who are not also employees of the Company or a subsidiary and are not employees, partners or principals of Saunders Karp & Megrue, L.P. or its affiliates). Upon the Company's initial public offering, each eligible director was granted an option to purchase 5,000 shares at a price equal to the initial public offering price. On the last day of each year following the Company's initial public offering, each eligible director on such date shall be granted an additional option to purchase 5,000 shares at a price equal to the fair market value of a share on the date of grant. Those eligible directors elected in a given fiscal year shall be granted on the last day of the fiscal year an option to purchase shares equal to 5,000 multiplied by a fraction, the numerator of which shall be the number of days during the fiscal year during which such director was a member of the Board and the denominator of which shall be 365, which number of shares shall be rounded up to the next whole number of shares. One third of the shares subject to an option granted to an eligible director may be purchased on or after each of the first, second and third anniversaries of the date of grant, but prior to expiration of the option.

    Stock options become immediately exercisable in full upon (i) the holder's retirement at or after age 65, (ii) the holder's disability or death, (iii) a "Change in Control" (as defined in the Plan) or (iv) the occurrence of such special circumstances as in the opinion of the Committee merit special consideration. With certain exceptions for death or disability, any option, to the extent unexercised, shall terminate immediately upon the termination for any reason of the holder's employment or service with the Company or any subsidiary, except that the holder shall have three months after such termination of employment or service to exercise any unexercised options that he or she could have exercised on the day such employment or service terminated, provided that such exercise is accomplished prior to the expiration of the term of such option. If employment or service of any holder is terminated for cause, all unexercised options of such holder shall terminate immediately upon such termination of employment or service, and such a holder shall have no right after such termination to exercise any unexercised option he or she might have exercised prior to the termination of his or her employment or service.

    AMENDMENT AND TERMINATION OF THE PLAN

    The Board of Directors may amend the Plan at any time in its sole discretion, but no amendment may, without the participant's consent, impair his or her rights with respect to any option previously granted under the Plan. Shareholder approval is required to (i) increase the maximum number of shares of Company Common Stock which may be issued under the Plan or to any individual (except to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event), or (ii) change the class of persons eligible to receive options under the Plan. The Board of Directors may withdraw the Plan at any time with respect to shares of Company Common Stock for which options have not previously been granted. The Plan currently provides that unless withdrawn earlier, no option shall be granted under the Plan more than ten years after the Plan's effective date.

    ADJUSTMENT OF NUMBER OF SHARES

    If prior to complete exercise of any option, a stock dividend upon the Company's shares is declared and paid or if the shares shall be split up, converted, exchanged, reclassified, or in any way substituted for, then the option, to the extent it has not been exercised, shall entitle the holder thereof, upon the future exercise of the option, to such number and kind of securities or cash or other property, subject to the terms of the option, to which he or she would have been entitled had he or she actually owned the shares subject to the unexercised portion of the option at the time or occurrence of such dividend, split-up, conversion, exchange, reclassification or substitution. The aggregate purchase price upon the future exercise of the option shall be the same as if the originally optioned shares were being purchased thereunder. The number of shares with respect to which options remain to be issued, or with respect to which options may be issued, shall also be adjusted in a similar manner.

    Any fractional shares or securities issuable upon the exercise of the option as a result of such an adjustment shall be payable in cash based upon the fair market value of such shares or securities at the time of such exercise.

    Notwithstanding any other provision of the Plan, in the event of a change in corporate structure or outstanding shares, the Committee shall make such adjustments to the number of shares and the class of shares available hereunder or to any outstanding options as shall be necessary to prevent dilution or enlargement of rights.

    FEDERAL INCOME TAX CONSEQUENCES

    The following is intended only as a brief, general summary of the federal income tax rules relevant to stock options granted under the Plan, and assumes
(i) that any participant subject to Section 16(b) of the Securities Exchange Act of 1934 (typically, officers and directors and major shareholders of the Company) will not exercise any option granted under the Plan before the six month anniversary of the date of grant of such option and (ii) that the exercise of options and disposition of option shares occur during the lifetime of the participant. This discussion is not intended to provide guidance to participants; participants should consult their own personal tax advisors.

    NONQUALIFIED STOCK OPTIONS. The holder of a nonqualified stock option ("NQO") does not recognize taxable income upon the grant of the NQO, nor is the Company entitled, for income tax purposes, to a deduction upon such grant. The participant recognizes ordinary income on the exercise of an NQO equal to the excess of the fair market value of the shares received on exercise over the option exercise price. The fair market value of the shares is measured on the exercise date.

    If the Company complies with applicable documentation requirements, it is generally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the participant on the exercise of the NQO.

    If a participant sells shares acquired pursuant to the exercise of an NQO, the participant will recognize capital gain or loss equal to the difference between the selling price of the shares and their fair market value on the exercise date, and such capital gain or loss will be long-term or short-term based on the length of time such shares have been held since exercise.

    INCENTIVE STOCK OPTIONS. The holder of an incentive stock option ("ISO") does not realize taxable income upon the grant or exercise of the ISO and the Company is not entitled to any deduction in respect of such grant or exercise. As discussed below, however, a participant may be subject to the alternative minimum tax on the exercise of an ISO.

    The income tax treatment of any gain or loss realized upon a participant's disposition of option shares depends on the timing of the disposition. If the option shares have been held for at least one year and if at least two years have elapsed since the date of grant of the ISO (the "Required Holding Periods"), then the participant recognizes (i) long-term capital gain to the extent that the selling price exceeds the option price or (ii) capital loss to the extent that the option price exceeds the selling price. In either case, no deduction is allowed to the Company.

    If a participant disposes of option shares before the expiration of the Required Holding Periods (a "disqualifying disposition"), then (i) if the selling price exceeds the fair market value of the option shares on the date the ISO was exercised, the excess of such fair market value over the option price is taxable to the participant as ordinary income and the excess of the selling price over such fair market value is taxable to the participant as capital gain,
(ii) if the selling price exceeds the option price but does not exceed the fair market value of the option shares on the date the ISO was exercised, the excess of the selling price over the option price is taxable to the participant as ordinary income and (iii) if the selling price is less than the option price, the difference is treated as capital loss to the participant. In each case, the Company is entitled to a deduction equal to the amount of ordinary income (but not capital gain) recognized by the participant on the disqualifying disposition.

    The amount by which the fair market value of shares of Company Common Stock (determined as of the exercise date) received through the exercise of an ISO exceeds the option exercise price is included in the participant's alternative minimum taxable income and may subject the participant to alternative minimum tax. Such alternative minimum tax may be payable even though the participant receives no cash upon the exercise of his or her ISO with which to pay such tax.

    EXERCISE WITH PREVIOUSLY OWNED SHARES. The previous discussion assumes that all shares of Company Common Stock acquired on the exercise of an NQO or ISO are paid for in cash. If a participant pays for all or a portion of the option exercise price with previously owned shares of Company Common Stock, the participant will generally (although not in all cases) recognize no gain or loss on the previously owned shares surrendered. The participant's tax basis in and holding period for the surrendered shares (for purposes of determining capital gains and losses, but not for purposes of determining whether a disqualifying disposition occurs and its consequences) will generally carry over to an equal number of shares received.

    Section 280G of the Internal Revenue Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation, and which is contingent upon a change of control of the employer, and such payment equals or exceeds three times his or her "base salary" (as hereinafter defined), then any amount received in excess of base salary shall be considered an "excess parachute payment." An individual's "base salary" is equal to his or her average annual compensation over the five-year period (or period of employment, if shorter) ending with the close of the individual's taxable year immediately preceding the taxable year in which the change of control occurs. Under certain circumstances, options granted under the Plan may give rise to excess parachute payments. If so, then in addition to any income tax which would otherwise be owed on such payment, the individual will be subject to an excise tax equal to 20% of such excess payment and the Company will not be entitled to any tax deduction to which it would have been entitled with respect to such excess parachute payment.

    Under Section 162(m) of the Internal Revenue Code, publicly held companies may not deduct compensation for certain individuals to the extent that such compensation exceeds $1 million for an individual for the taxable year. The $1 million limitation applies to the Company's Chief Executive Officer and the four most highly compensated employees other than the Chief Executive Officer. Income pursuant to options granted under the Plan may be subject to the deductibility limitation of Section 162(m) of the Code.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE 1997 STOCK OPTION PLAN TO INCREASE BY 1,500,000 THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER.

ITEM 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors of the Company has selected the accounting firm of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending January 29, 2000. Arthur Andersen LLP has served as the Company's independent public accountants since 1994. A representative of Arthur Andersen LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

ITEM 4: OTHER MATTERS

    At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS: 2000 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company on or prior to January 29, 2000, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 2000 Annual Meeting.

                                          By order of the Board of Directors,

                                          Steven Balasiano

                                          Secretary

West Caldwell, New Jersey

June 18, 1999

                         Please date, sign and mail your
                       proxy card back as soon as possible

                         Annual Meeting of Stockholders
                    THE CHILDREN'S PLACE RETAIL STORES, INC.

                                 August 3, 1999



             /X/Please Detach and Mail in the Envelope Provided /X/
--------------------------------------------------------------------------------
/X/               Please mark your
                  votes as in this example


                     VOTE FOR all
                    nominees listed      VOTE
                       at right         WITHHELD      Nominees    Ezra Dabah
                      (except as         from all                 John F. Megrue
                    marked to the       nominees
                    contrary below)

1. Election of            /_/            /_/
    Directors:

                                                                                             FOR           AGAINST          ABSTAIN

2. To consider and approve an amendment of the Company's 1987 Stock Option Plan to increase by 1,500,000 the number of shares available for issuance thereunder.

                                                                                             /_/            /_/              /_/


3. To ratify the selection of Arthur Anderson LLP to serve as the Company's independent public accountants for the fiscal year ending January 29, 2000.


                                                                                             /_/          /_/                /_/


(Instruction: To withhold authority to vote for any one or more nominees write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON PROPOSAL (1) ABOVE AND "FOR" PROPOSAL (2) AND (3) ABOVE.

The undersigned hereby acknowledges receipt of the (i) Notice of Annual Meeting and Proxy Statement and (ii) the Company's 1998 Annual Report.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT ON THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.


SIGNATURE _________________________________ DATE _______________ SIGNATURE
____________________ DATE__________ NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, each should sign. When signing as an attorney, executor, administrator, trustees or guardian, give the full title. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized persons.